EXHIBIT 10

Baker Technology Plaza, Suite 475 5929 Baker Road Minnetonka, MN 55345	Phone: 952.564.3500 Fax: 952.974.7887
April 4, 2008
Mr. John R. Bingle
NewSight Corporation
2 Park Avenue, 18th Floor
New York, NY 10016
Dear Jay:
     Wireless Ronin Technologies, Inc., a Minnesota corporation (“WRT”), shall extend the maturity date of the Secured Promissory Note dated October 8, 2007 (the “Note”), from NewSight Corporation (“NewSight”) to WRT contingent upon the following terms and conditions:
     Payment. Upon receipt of payment of the amounts specified in this Letter Agreement, the Maturity Date of the Note is hereby extended from March 31, 2008, to the earlier to occur of (i) May 30, 2008 or (ii) the completion of NewSight’s next financing transaction, excluding any financing solely from Prentice Capital Management, L.P. (“Prentice”) or its affiliates.
•	NewSight will pay WRT the sum of $52,020, representing the amount due to WRT for network operating and maintenance services provided to NewSight in February and March 2008.

•	NewSight will pay WRT the sum of $7,497, representing reimbursement for warehouse fees WRT paid on NewSight’s behalf for stored equipment owned by NewSight in which WRT has a security interest. Those fees were paid by WRT in March 2008. NewSight agrees to keep bills for such fees current by paying them directly.
     NewSight agrees to pay WRT a total of $59,517 (representing the amounts stated above) in immediately available funds by 5:00 PM Central Daylight Time Friday, April 4, 2008.
     Effect Upon Agreements. Each of Prentice and WRT acknowledges and agrees that the Subordination Agreement by and between WRT and Prentice, effective October 12, 2007, is in full force and effect. NewSight acknowledges and agrees that (1) the Digital Signage Agreement by and between WRT and NewSight, effective October 12, 2007 (the “Digital Signage Agreement”) and (2) the Digital Signage Agreement by and between WRT and NewSight regarding CBL Mall Installations (the “CBL Mall Agreement”) remain in full force and effect.

     Digital Signage Agreement. Upon completion of NewSight’s next financing transaction, excluding any financing solely from Prentice or its affiliates, NewSight hereby agrees to engage WRT to perform those services necessary to complete 85 stores not yet converted pursuant to the Digital Signage Agreement, provided that financing terms and pricing for goods and services required for this project will be established pursuant to good faith negotiation between the parties. If NewSight disposes of assets composing substantially all of the network contained within the Digital Signage Agreement, the requirements of this paragraph shall be null and void.
     CBL Mall Agreement. NewSight agrees to make payment in advance for all amounts required for WRT to provide services or to sell goods to NewSight, to the extent such services are hereafter requested in writing by Newsight, pursuant to the Digital Signage Agreement, the CBL Mall Agreement or otherwise until all amounts due from NewSight to WRT under the Note are paid in full. WRT acknowledges that Newsight is currently in a test-phase with CBL Properties under the CBL Mall Agreement and that Newsight is not presently committed to roll out any further equipment in CBL Malls or other properties under the CBL Mall Agreement. NewSight acknowledges and agrees that the Security Agreement by and between WRT and NewSight, effective October 12, 2007 (the “Security Agreement”), shall remain in full force and effect until all amounts due from NewSight to WRT under the Note are paid in full.
     Additional Credit. Except as WRT and NewSight may subsequently agree in writing, no additional credit shall be extended to NewSight by WRT pursuant to the Note or on trade credit terms.
     Asset Disposition. For as long as the Note is outstanding, NewSight will, subject to WRT’s execution of a reasonable and customary confidentiality agreement acceptable to NewSight, provide a weekly update of all discussions regarding any potential asset disposition involving WRT’s collateral in reasonable detail. Such confidentiality agreement shall prohibit WRT from contacting any third parties with whom NewSight is in discussions without NewSight’s written consent, or interfering with such discussions.
     WRT Disclosures. NewSight acknowledges that WRT is a publicly traded company with obligations to make filings with the SEC and to keep its shareholders reasonably informed with respect to business developments. NewSight agrees that WRT may discuss or disclose developments with respect to NewSight’s compliance with or default of its obligations to WRT under the Note; provided, however, in no event may it disclose any confidential information from the above-referenced weekly updates. WRT agrees to exercise reasonable efforts to provide NewSight with advance written notice of that portion of press releases that relate directly to NewSight, understanding that WRT has sole control of such releases.
     NewSight Financing Efforts. NewSight represents and warrants to WRT that it is currently using its best efforts, and will continue such efforts, to complete a financing transaction, in addition to any financing solely from Prentice or its affiliates, that would enable NewSight to repay the Note in full to WRT upon the amended maturity date set forth herein.
     Termination. This Letter Agreement shall terminate and all amounts owing by NewSight to WRT shall be due and payable immediately upon the occurrence of one or more of the below described events:

•	Termination of NewSight’s engagement agreement with Lazard Freres;

•	NewSight’s breach of or default under the Digital Signage Agreement, the Note, the Security Agreement or this Letter Agreement (in each case, after giving effect to any applicable cure periods described therein);

•	Completion of a financing transaction which yields gross proceeds to NewSight of at least Five Million Dollars ($5,000,000), including any financing from Prentice or its affiliates; or

•	Failure to pay the amount set forth above as described above by the close of business on April 7, 2008.
     Any termination of this Letter Agreement shall not impact WRT’s obligations under the confidentiality agreement described herein, which shall survive any termination of this Letter Agreement and remain in full force and effect.
     If the foregoing is in accordance with your understanding, please sign this letter in the space indicated below and return it to us for receipt not later than 5:00 PM Central Daylight Time on April 4, 2008, whereupon this Letter Agreement will become effective. The proposal contained herein will expire unless we have received this letter signed by you within the time period provided in the previous sentence or if sooner rejected.

Very truly yours, WIRELESS RONIN TECHNOLOGIES, INC.
/s/ Jeffrey C. Mack
Chairman of the Board, President and
Chief Executive Officer

The foregoing is hereby
agreed to and accepted:

NewSight Corporation		Prentice Capital Management, L.P. (solely with respect to the first sentence of the fourth paragraph)
By:	/s/ Robert K. Stewart	By:	/s/ Matthew Hoffman
	Title: Chief Financial Officer		Title: General Counsel